Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States
December 9, 2013

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 22, 2013, to the Board of Directors of American Realty Capital Properties, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Company and of Cole Real Estate Investments, Inc. (“Cole”), as filed by the Company and Cole on December 9, 2013 (the “Registration Statement”), relating to the proposed merger between the Company and Cole and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of ARCP’s Financial Adviser,” “The Merger—Opinion of ARCP’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger Agreement—Representations and Warranties of ARCP and Merger Sub.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By: __/s/ Shecky Schechner_____________________

Name: Shecky Schechner

Title: Managing Director